Exhibit 99.13

BY E-MAIL AND COURIER

GenTao Capital Limited (“Borrower”)

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Beacon Capital Group Inc. (“Beacon”)

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Fast Horse Technology Limited (“Fast Horse”)

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Sunrise Corporate Holding Ltd. (“Sunrise”)

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Chen Sheng (陈升) (“Personal Guarantor”)

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Attention:	Chen Sheng
Tel:	********************
Fax:	********************
Email:	********************

Date: 6 April 2022

Dear Sirs

Re:	Standstill Letter

1.	We refer to the US$50,250,000 term loan facility agreement dated 19 August 2021 between, amongst others, (1) the Borrower, as borrower, (2) Beacon, Fast Horse, Sunrise and the Personal Guarantor as guarantors (together with the Borrower, the “Obligors” and each an “Obligor”) and (3) Bold Ally (Cayman) Limited, as lender (the “Lender”, “we” or “us”), as amended by the amendment agreement dated 27 August 2021 and as may be amended and/or restated from time to time (the “Facility Agreement”).

2.	Capitalised terms in this letter (“Letter”) have the same meaning given to them in the Facility Agreement unless otherwise defined herein.

3.	It has come to our attention that the following Events of Default and Early Termination Event have occurred under the Facility Agreement:

(a)	Clause 21.16(b) (Breach of Threshold 1 and Threshold 2) of the Facility Agreement provides that it is an Event of Default if Collateral Value is equal to or less than Threshold 2 (which was, from 24 November 2021 to the date hereof, US$63,000,000) for two or more consecutive Trading Days. At the end of:

(i)	the Trading Day of 24 November 2021, the Collateral Value was US$62,079,488 based on the ADS Price of US$11.70 on 24 November 2021;

(ii)	the Trading Day of 26 November 2021, the Collateral Value was US$58,736,746 based on the ADS Price of US$11.07 on 26 November 2021; and

(iii)	the Trading Day of 29 November 2021, the Collateral Value was US$55,606,242 based on the ADS Price of US$10.48 on 29 November 2021,

accordingly, the Collateral Value was less than Threshold 2 for two (2) or more consecutive Trading Days (the “Threshold 2 Breach”). The Threshold 2 Breach constituted an Event of Default under clause 21 (Events of Default) of the Facility Agreement.

(b)	Pursuant to clause 21.2 (Margin Call) of the Facility Agreement, it is an Event of Default if any requirement of clause 19 (Margin Call) of the Facility Agreement is not satisfied. Pursuant to clause 19 (Margin Call) of the Facility Agreement, the Borrower was required to, within five Business Days of the Margin Call Date (being the Margin Top-Up Deadline) carry out one or more of the actions set out therein (or any combination of them) to the extent necessary to ensure that if the combined effect of all of such actions taken were taken into account in the calculation of the Collateral Value as of the applicable Margin Call Date, such Collateral Value (after giving pro forma effect to each such action as though the relevant action has been completed on the applicable Margin Call Date) would be more than the Threshold Reset Level. On 22 November 2021, being a Margin Call Date, the Lender notified the Borrower of the occurrence of a Margin Shortfall. As of 29 November 2021, being the corresponding Margin Top-Up Deadline, the Collateral Value was not more than the Threshold Reset Level. Therefore, the requirement of clause 19 (Margin Call) of the Facility Agreement was not satisfied, constituting an Event of Default (the “Margin Call Cure Breach”, together with the Threshold 2 Breach, the “Existing Defaults” and each an “Existing Default”).

(c)	An Early Termination Event occurs if the ADS Price or Disrupted ADS Price is lower than US$8.50 for two consecutive Trading Days. On each day from (and including) 3 December 2021 to (and including) 6 December 2021, and on multiple days thereafter from 6 December 2021 to the date of this Letter, the ADS Price was lower than US$8.50, constituting an Early Termination Event (the “Existing Early Termination Event”). Clause 8.3 (Mandatory Prepayment – Early Termination) of the Facility Agreement provides that, if an Early Termination Event occurs, the Borrower is required to promptly notify the Lender upon becoming aware of that event, the Lender shall not be obliged to fund any Utilisation, and the Lender shall be entitled to, by notice to the Borrower, cancel the Commitments and declare that all outstanding Loan(s), together with accrued interest and all other amounts accrued or owing to the Lender under the Finance Documents (including the Exit Fees (Termination)), shall be due and payable within ten (10) Business Days from the date of such notice to the Borrower.

4.	The Existing Defaults and the Existing Early Termination Event set out above have occurred and are continuing as at the date of this Letter, and shall be continuing Events of Default until waived.

5.	By signing this Letter, the Lender (on behalf of itself and any sub-participants (or in any other capacity with a similar economic effect)) acknowledges the Existing Defaults and the Existing Early Termination Event and agrees to the terms of this Letter.

Conditions to Effectiveness

6.	This Letter shall become effective on the date on which each of the following has occurred (the “Effective Date”):

(a)	the US Pledge Agreement (as defined below) has been executed by all parties thereto;

(b)	the conversion (the “Conversion”) of 48,515,634 Class A ordinary shares in VNET Group, Inc. (f.k.a. 21 Vianet Group, Inc.) (the “Listco”) held by the Borrower (the “Deposit Shares”) into Restricted ADSs has been completed;

(c)	the Borrower has paid the Lender all costs and expenses (including legal fees) incurred by the Lender and its professional advisors in connection with the Existing Defaults, the Existing Early Termination Event and the preparation, negotiation and execution of this Letter in accordance with paragraph 9 below;

(d)	this Letter has been executed by all parties hereto;

(e)	the Borrower has provided to the Lender all such deliverables and documents set out in paragraph 15; and

(f)	each Obligor makes the representation that, save in respect of the Existing Defaults and the Existing Early Termination Event, no other Default, Event of Default or Early Termination Event (however described) has occurred or is occurring as of the date of this Letter.

Continuing obligations

7.	Except as otherwise provided under this Letter, the Facility Agreement and all the other Finance Documents shall remain in full force and effect.

8.	Save as specifically and expressly set out in this Letter, nothing in this Letter shall constitute or be construed as (i) a waiver of any Default or Event of Default, or a waiver or compromise of any other term or condition of the Finance Documents; or (ii) a waiver or release of, nor otherwise prejudice, any right or remedy of the Lender under the Finance Documents at law, in equity, under statute or otherwise.

9.	The Borrower agrees to pay the Lender the amount of all legal fees incurred by the Lender in connection with the Existing Defaults, the Existing Early Termination Event and the preparation, negotiation and execution of this Letter within three Business Days after the date of this Letter. Notwithstanding the foregoing, the Lender must send an invoice to the Borrower setting out such legal fees before payment can be received.

10.	The Lender agrees to pay the Borrower the amount of all administrative costs and expenses payable to the Depositary in respect of the Conversion. Notwithstanding the foregoing, the Borrower must send (or procure the Depositary to send) an invoice to the Lender setting out such costs and expenses before payment can be received.

11.	Subject to paragraph 10, each of the Borrower and the Lender shall bear all other costs and expenses (including legal fees) it incurs respectively in respect of the Conversion.

12.	The Lender reserves any and all rights it may have against the Obligors arising out of or in connection with any actual or potential Default or Event of Default under the Facility Agreement (including the Existing Defaults and the Existing Early Termination Event), whether having occurred before or occurring after the date of this Letter.

standstill

13.	Subject to the Obligors’ compliance with the terms of this Letter, we confirm that, from the Effective Date up to and including 5:00 p.m. (Hong Kong time) on 30 April 2022 (the “Standstill Period”):

(a)	we shall suspend any calculations of the ADS Price, Disrupted ADS Price, Collateral Value, Threshold 1 and Threshold 2 as required under clauses 8.3 (Mandatory Prepayment – Early Termination), 19.1 (Margin call) and 21.16 (Breach of Threshold 1 and Threshold 2) of the Facility Agreement and any determinations of, or actions taken pursuant to, a breach of Threshold 1 or Threshold 2, a Margin Call or an Early Termination Event as required under clauses 21.16(b) (Breach of Threshold 1 and Threshold 2), 19.1 (Margin call) and 8.3 (Mandatory Prepayment – Early Termination) of the Facility Agreement; and

(b)	we shall not, as a result of the Existing Defaults or the Existing Early Termination Event, take any of the following actions:

(i)	cancel all or part of the Commitment, or declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable or payable upon demand, or exercise any or all of our rights, remedies, powers or discretions under the Security Documents;

(ii)	sue, claim or commence any formal proceedings or take any formal steps to enforce the payment or discharge of or to recover any amounts owed by any Obligor under the Finance Documents;

(iii)	petition for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress and diligence) or other procedure or step with a view to the winding-up, receivership or administration of an Obligor or any Obligor otherwise entering into insolvency proceedings;

(iv)	except to the extent required by (or effected by operation of) law, exercise any right of appropriation, set-off or combination of accounts to reduce any amount outstanding under the Finance Documents; or

(v)	enforce all or any part of the Secured Property or any counterclaim.

14.	Nothing in this Letter shall:

(a)	require the Lender to take any action which would breach any legal or regulatory requirement or any order or direction of any relevant court or Governmental Agency;

(b)	require the Lender to make any additional financing available to the Borrower;

(c)	restrict the Lender from assigning, transferring or otherwise disposing of the Loan in accordance with the Finance Documents; or

(d)	except as provided in this paragraph 14, affect any other rights the Lender or its affiliates may have against the Obligors.

standstill Conditions

15.	The Obligors agree that the Lender’s confirmations in paragraph 13 above are subject always to the following:

(a)	each of the Borrower and Obligors must complete the actions requested in paragraphs 2, 3 and 4 (as applicable) of the conversion notice dated 6 April 2022 issued by the Lender to the Obligors (the “Conversion Notice”) on or before 5:00p.m. on the third Business Day after the date of this Letter, including but not limited to delivering the following documents to the Lender:

(1)	an executed original of the pledge agreement in substantially the same form as appendix 1 of the Conversion Notice (the “US Pledge Agreement”);

(2)	an executed original of the partial deed of release in respect of the Deposit Shares, in substantially the same form as appendix 2 of the Conversion Notice (the “Partial Release Deed”);

(3)	an executed copy of the consent and delivery instruction in substantially the same form as appendix 3 of the Conversion Notice (the “Consent and Delivery Instruction”);

(4)	(on or prior to the date of the US Pledge Agreement) a signed and dated copy of the board resolutions of the Borrower authorizing the Borrower’s entry into the US Pledge Agreement and the Partial Release Deed;

(5)	(on or prior to the date of the US Pledge Agreement) a copy of the constitutional documents (including the certificate of incorporation, the certificate of incorporation on change of name (if any) and the memorandum and articles of association) and relevant registers (including the register of members, the register of directors and the register of charges) of the Borrower;

(6)	(on or prior to the date of the US Pledge Agreement) a certified true copy of the certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Borrower dated within a month of the date of the US Pledge Agreement;

(7)	(on or prior to the date of the US Pledge Agreement) a certified true copy of the certificate of incumbency of the Borrower issued by its registered agent in the British Virgin Islands dated within a month of the date of the US Pledge Agreement;

(8)	(on the date of the US Pledge Agreement) the New York enforceability legal opinion issued by Davis Polk & Wardwell with respect to the US Pledge Agreement;

(9)	(on or after the date of the US Pledge Agreement) a certified true copy of an extract of the register of members of Listco (the “Updated Register of Members”) showing that (i) the Cayman Listco Share Mortgage (Borrower) has been released in respect of the Deposit Shares; (ii) the Deposit Shares have been registered in the name of the Depositary or its nominee as required under section 3 of the US Pledge Agreement; and (iii) the originals of the Existing Share Certificates (as defined below) have been cancelled;

(10)	(on or after the date of the US Pledge Agreement) a certified true copy of the updated register of charges of the Borrower;

(11)	evidence that the Listco Registrar has cancelled originals of (i) the share certificate number OA-264 representing 31,835,635 Class A ordinary shares in the Listco held by the Borrower; and (ii) the share certificate number OA-271 representing 16,680,000 Class A ordinary shares in the Listco held by the Borrower (collectively, the “Existing Share Certificates”);

(12)	evidence satisfactory to the Lender that the Listco Registrar has received at least ten original share certificates of the Listco duly executed in blank by its directors and (if required) sealed;

(13)	one executed original of the instrument of transfer with respect to the Deposit Shares;

(14)	an executed copy of the instruction letter from the Listco to Maples Fund Services (Cayman) Limited (the “Listco Registrar”) to prepare, issue and deliver a certified true copy of the Updated Register of Members to the Custodian; and

(15)	an executed copy of the confirmation letter from the Listco to the Listco Registrar, in substantially the same form as annex E of the Conversion Procedures Memo (as defined in the Issuer Acknowledgement Letter); and

(b)	each Obligor must make the representation on each day during the Standstill Period that, save in respect of the Existing Defaults and the Existing Early Termination Event, no other Default, Event of Default or Early Termination Event (however described) has occurred or is occurring during the Standstill Period.

Termination

16.	This Letter will automatically be terminated without any further action or notice by the Lender if the Lender becomes aware of any Default or Event of Default (however described), other than the Existing Defaults and the Existing Early Termination Event, and subject to paragraph 13 above, that has occurred or is occurring in relation to the Facility Agreement.

17.	The Lender may, in its sole and unfettered discretion, terminate this Letter with immediate effect by written notice to the Borrower, if any one or more of the following events has occurred:

(a)	a breach by an Obligor of any provisions of this Letter, including any failure to satisfy any standstill condition set out in paragraph 15 above for any reason whatsoever; or

(b)	any other party has taken enforcement action (however described) against any of the Obligors during the Standstill Period.

18.	Effect of Termination

(a)	Subject to paragraphs 18(b) and 19 below and save in respect of accrued rights and obligations arising before the date on which this Letter is terminated, this Letter will cease to have any further effect on and from 30 April 2022.

(b)	If this Letter terminates for any reason, the provisions of paragraphs 5, 7-12 and 20-23 (both inclusive) shall remain in full force and effect.

CONDITIONAL Waiver at the end of the Standstill Period

19.	Provided that this Letter has not been terminated pursuant to the section headed “Termination” of this Letter before the end of the Standstill Period, the Lender agrees to, at the end of the Standstill Period, (a) waive any right, remedy, power or discretion it has under the Finance Documents arising out of or in connection with the Existing Defaults and the Existing Early Termination Event and (b) release each Obligor from its obligations under the Finance Documents arising out of or in connection with the Existing Defaults and the Existing Early Termination Event, if, upon resumption of calculations of the ADS Price, Disrupted ADS Price, Collateral Value, Threshold 1 and Threshold 2 as required under clauses 8.3 (Mandatory Prepayment – Early Termination), 19.1 (Margin call) and 21.16 (Breach of Threshold 1 and Threshold 2) of the Facility Agreement, and the restoration of the provisions suspended pursuant to this Letter, at the end of the Standstill Period, (i) there will not be any Event of Default, any breach of Threshold 1 or Threshold 2, any Margin Shortfall or any Early Termination Event; and (ii) the Collateral Value is equal to or higher than the Threshold Reset Level (being, as at the date of this Letter, 87,435,000).

MISCELLANEOUS

20.	This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

21.	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Letter.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Letter at any time.

(c)	Any Receiver or Delegate may, subject to this paragraph 21 (Third party rights) and the Third Parties Ordinance, rely on any paragraph of this Letter, which expressly confers rights on it.

22.	This Letter is designated as a Finance Document.

23.	This Letter is governed by Hong Kong law.

Please confirm your agreement to the above by signing and returning the enclosed copy of this Letter.

Yours faithfully

/s/ Isatou Smith
For and on behalf of
Bold Ally (Cayman) Limited as Lender

Acknowledged and agreed by:
/s/ Sheng Chen	/s/ Sheng Chen

for and on behalf of	for and on behalf of

GenTao Capital Limited in its capacity as the Borrower under and as defined in the Facility Agreement	Beacon Capital Group Inc. in its capacity as a Guarantor under and as defined in the Facility Agreement

/s/ Sheng Chen	/s/ Sheng Chen

for and on behalf of	for and on behalf of

Fast Horse Technology Limited in its capacity as a Guarantor under and as defined in the Facility Agreement	Sunrise Corporate Holding Ltd. in its capacity as a Guarantor under and as defined in the Facility Agreement

/s/ Sheng Chen

for and on behalf of

Chen Sheng (陈升) in his capacity as a Guarantor under and as defined in the Facility Agreement